1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Long-Term Acute Care Hospital in Muskogee, Oklahoma

MUSKOGEE, Okla. (June 1, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Muskogee Long-Term Acute Care Hospital, a Class A, one-story long-term acute care hospital totaling approximately 37,000 square feet in Muskogee, Okla. The $11 million acquisition closed on May 27.

Located at 351 South 40th St., Muskogee Long-Term Acute Care Hospital is in the midst of a thriving medical community: the 329-bed Muskogee Regional Medical Center is within one-half mile, the 140-bed Jack C. Montgomery Veterans Affairs Medical Center is within 1.25 miles, and Muskogee Community Hospital, a newly built 45-bed community hospital, is within approximately five miles.

“We were particularly attracted to this property for two main reasons,” said Danny Prosky, president and chief operating officer of Grubb & Ellis Healthcare REIT II. “First, it is in very close proximity to three significant medical centers which serve as a steady source of patients in need of long-term care. Secondly, it is leased to a credit tenant under a long-term triple net lease, providing the REIT with predictable and steady income that is immediately accretive and supportive of our stockholder distribution.”

The 41-bed Muskogee Long-Term Acute Care Hospital, which has an option to expand by ten beds, is an extended-stay specialty hospital for chronically ill and rehabilitation patients whose average length of stay is 25 days or more. Long-term acute care hospital patients are typically transferred from the intensive care units of traditional hospitals and require long stays for such diagnoses as pulmonary and/or tracheotomy care, ventilator weaning, critical care issues, infectious diseases, medically complex and extensive wound management. The next closest long-term acute care hospital is approximately 40 miles away in neighboring Tulsa.

Built in 2006 on approximately 3.7 acres of land, the property is 100 percent occupied by Solara Hospital Muskogee, LLC under a triple net lease that runs through Nov. 29, 2021. The lease is guaranteed by Solara Healthcare, LLC, a privately owned operator of seven long-term acute care and other healthcare related facilities.

Muskogee Long-Term Acute Care Hospital was acquired from Muskogee LTACH, LLC, an unaffiliated third party represented by Philip Camp and Jay Miele of Shattuck Hammond Partners. Grubb & Ellis Healthcare REIT II financed the acquisition using cash proceeds received from its offering.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,500 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to Muskogee Long-Term Acute Care Hospital’s occupancy, whether its proximity to Muskogee Regional Medical Center, Jack C. Montgomery Veterans Affairs Medical Center and Muskogee Community Hospital is beneficial to the hospital, and Muskogee Long-Term Acute Care Hospital’s predictable and steady revenue and its ability to support our stockholder distribution. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Muskogee Long-Term Acute Care Hospital and its tenant; uncertainties relating to the financial strength of Muskogee Regional Medical Center, Jack C. Montgomery Veterans Affairs Medical Center, Muskogee Community Hospital and the local economy of the city of Muskogee; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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